Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Andrew Martin +1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7002
www.goodrich.com
For Immediate Release
Goodrich Announces 26 Percent Increase in Third Quarter 2011 Earnings per Diluted Share and 16 Percent Increase in Sales; Outlook for Full Year 2011 Net Income per Diluted Share is $5.90 - $6.00, Including Merger-related Costs of $0.15 per Diluted Share
•
Third quarter 2011 net income per diluted share of $1.57, including merger-related costs totaling $0.13 per diluted share, increased 26 percent compared to third quarter 2010 net income per diluted share of $1.25.

•	Third quarter 2011 sales grew 16 percent to $2,033 million, compared to third quarter 2010 sales of $1,748 million.
•	Third quarter 2011 commercial aftermarket sales grew 13 percent, compared to third quarter 2010.
•
Full year 2011 outlook for net income per diluted share is $5.90 — $6.00, including merger-related costs of $0.15 per diluted share and previously announced costs of $0.16 per diluted share associated with plant closure and Microtecnica acquisition-related costs. The prior outlook was for net income per diluted share of $5.85 — $6.00, which did not include the merger-related costs noted above.

•
Sales expectations are unchanged at $8.1 billion, and the outlook for net cash provided by operating activities, minus capital expenditures, is unchanged and is expected to exceed 85 percent of net income.

CHARLOTTE, N.C., October 27, 2011 – Goodrich Corporation (NYSE: GR) announced results today for the third quarter 2011, and updated its full year outlook for 2011.
Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our company continued its track record of strong performance. Excellent execution and strong customer demand drove segment operating margins of 19.3 percent and overall sales growth of 16 percent, compared to the third quarter last year.

“This sales increase of 16 percent included strong growth in all of our major market channels. Commercial aftermarket sales increased by 13 percent, compared to the third quarter 2010, a continuation of the very good growth we experienced during the first half of 2011. We continue to expect commercial aftermarket sales to increase by about 13 percent this year.
“Our defense and space sales also experienced strong growth of 9 percent, including 4 percent organic growth. Our presence in attractive, high growth markets such as ISR, helicopters and precision munitions has enabled us to grow our defense and space sales at rates faster than most of our peers in this industry.
“Our sales to the large commercial airplane OE market grew at a much higher rate in the third quarter than in the first half of 2011. The 23 percent third quarter growth rate in this market channel reflected the positive impact of production rate increases announced by the aircraft manufacturers over the last two years. We expect this market channel to grow by more than 15 percent in 2011.
“Our strong performance in sales growth and margins allowed us to once again revise our net income per diluted share outlook for 2011. Our revised full year 2011 outlook of $5.90 — $6.00 per diluted share now includes $0.15 per diluted share associated with merger-related costs as well as $0.17 per diluted share associated with plant closure and Microtecnica acquisition-related costs announced previously. Our revised outlook represents an earnings per diluted share growth rate of more than 30 percent, including these costs, compared to 2010.
“We are looking forward to completing the merger with United Technologies. As I noted on the day the transaction was announced, we are extremely pleased to have an agreement with United Technologies that delivers immediate cash value to our shareholders at a premium that reflects the strength of our business. Our combination with United Technologies is a testament to our employees and will enable us to shape the future of the aerospace industry through continued innovation, increased global scale and the best talent in the industry. Importantly, United Technologies has a similar culture of mutual trust and respect, accountability and teamwork. Goodrich’s long and proud history will enter a new chapter as part of United Technologies.”
Third Quarter 2011 Results
Goodrich reported third quarter 2011 net income of $201 million, or $1.57 per diluted share, on sales of $2,033 million. In the third quarter 2010, the company reported net income of $160 million, or $1.25 per diluted share, on sales of $1,748 million. Segment operating income margin for the third quarter 2011 was 19.3 percent.

For the third quarter 2011 compared with the third quarter 2010, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 23 percent,
•	Regional, business and general aviation airplane original equipment sales increased by about 47 percent, of which about 18 percent was organic growth,
•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 13 percent, of which about 11 percent was organic growth, and
•	Defense and space sales of both original equipment and aftermarket products and services increased by about 9 percent. Organic sales growth for this market channel was about 4 percent.
The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, further success on continuous improvement initiatives, higher favorable changes in estimates for certain long-term contracts and lower pension expense, partially offset by merger-related costs. Several of these factors are noted below:
•
The third quarter 2011 results included lower pre-tax income of $27 million, $17 million after-tax or $0.13 per diluted share, related to the expected merger with United Technologies. The pre-tax costs consist of $12 million of transaction-related costs for third party fees as well as $15 million of increased share-based compensation expenses related to the increased share price.

•
The third quarter 2011 results included higher pre-tax income of $19 million, $12 million after-tax or $0.10 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the third quarter 2010. Total pre-tax changes in estimates for the third quarter 2011 were $42 million. Changes in both periods were related primarily to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The third quarter 2011 results included higher pre-tax income of $19 million, $12 million after-tax or $0.09 per diluted share, related to lower world-wide pension plan expense, compared to the third quarter 2010.

•	The company reported an effective tax rate of 32.2 percent for the third quarter 2011, compared to an effective tax rate of 27.7 percent during the third quarter 2010.
•	The company recorded pre-tax costs of $3 million, $2 million after-tax or $0.01 per diluted share, during the third quarter 2011, related to a plant closure decision announced in June 2011.
Net cash provided by operating activities, minus capital expenditures, for the third quarter 2011 was $168 million, a decrease of $36 million from the same period in 2010. The decrease was due primarily to higher capital expenditures during the third quarter 2011, compared to the third quarter 2010. Capital expenditures were $80 million in the third quarter 2011, compared with capital expenditures of $48 million in the third quarter 2010.

Year-to-date 2011 Results
For the first nine months of 2011, the company reported net income of $573 million, or $4.48 per diluted share, on sales of $5,930 million, compared to the first nine months of 2010 net income of $430 million, or $3.36 per diluted share, on sales of $5,161 million.
The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, further success on continuous improvement initiatives, a lower effective tax rate, higher favorable changes in estimates for certain long-term contracts and lower pension expense, partially offset by merger-related costs, plant closure costs and acquisition-related costs. Several of these factors are noted below:
•
The first nine months of 2011 results included lower pre-tax income of $27 million, $17 million after-tax or $0.13 per diluted share, related to the expected merger with United Technologies. The pre-tax costs consist of $12 million of transaction-related costs for third party fees as well as $15 million of increased share-based compensation expenses related to the increased share price.

•	The first nine months of 2011 results included pre-tax costs of $18 million, $12 million after-tax or $0.09 per diluted share related to a plant closure decision announced in June 2011.
•
The first nine months of 2011 results included pre-tax and after-tax costs of $8 million, or $0.06 per diluted share, associated with the Microtecnica acquisition. These costs are included in the segment operating income for Actuation and Landing Systems.

•
The first nine months of 2011 results included higher pre-tax income of $12 million, $8 million after-tax or $0.06 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first nine months of 2010. Total revisions in estimates for the first nine months of 2011 were $83 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The first nine months of 2011 results included higher pre-tax income of $59 million, $37 million after-tax or $0.29 per diluted share, related to lower world-wide pension plan expense, compared to the first nine months of 2010.

•
The company reported an effective tax rate of 29.9 percent for the first nine months of 2011, compared to an effective tax rate of 32.2 percent for the first nine months of 2010. Compared to the first nine months of 2010, the first nine months of 2011 results included a benefit of $21 million, or $0.17 per diluted share related to a tax settlement and the benefit of the U.S. R&D tax credit, which had not been renewed in the first nine months of 2010.

Net cash provided by operating activities, minus capital expenditures, for the first nine months of 2011 was $408 million, an increase of $2 million from the same period in 2010. During the first nine months of 2011, Goodrich contributed $82 million to its worldwide pension plans, compared to contributions of $131 million in the first nine months of 2010. Capital expenditures were $178 million in the first nine months of 2011, compared with capital expenditures of $100 million in the first nine months of 2010.
Significant Events
•
Goodrich and United Technologies announced that they have reached agreement for United Technologies to purchase Goodrich Corporation (NYSE: GR) for $127.50 per share in cash. This equates to a total enterprise value of $18.4 billion, including $1.9 billion in net debt assumed. The closing is subject to customary closing conditions, including regulatory and Goodrich shareholder approvals.

•	The Board of Directors of Goodrich declared a quarterly dividend of 29 cents per share on its common stock, payable January 3, 2012 to shareholders of record as of December 1, 2011.
•
Goodrich announced that it has acquired Winslow Marine Products Corporation, a leading provider of life rafts to the corporate aviation, helicopter, and marine markets. The transaction closed on September 30, 2011.

•
Goodrich announced that it has been selected by Embraer to provide the primary flight control system for the new Embraer KC-390 jet transport aircraft. Under the agreement, Goodrich will design and manufacture a new, fully-integrated, fly-by wire, primary flight control system comprising state of the art electro-hydrostatic actuators (EHAs), electro-backup hydrostatic actuators (EBHAs), actuator electronics and electrical controls.

2011 Outlook
The company’s 2011 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2011, compared with the full year 2010 results, include:
•
Large commercial airplane original equipment sales are expected to increase by more than 15 percent. This outlook assumes all announced production rate increases are implemented, and Boeing 787 and 747-8 deliveries are consistent with the latest schedule announced by Boeing,

•	Regional, business and general aviation airplane original equipment sales are expected to grow by about 40 percent, of which about 20 percent is organic growth,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 13 percent, of which about 12 percent is organic growth, and
•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 13 — 15 percent, including sales associated with the Microtecnica acquisition. Organic growth is expected to be about 9 — 10 percent.

The company’s full year 2011 sales outlook is unchanged at approximately $8.1 billion, representing growth of over 16 percent from the full year 2010 results. Organic growth is expected to be approximately 13 percent. The outlook for 2011 net income per diluted share has been revised to a range of $5.90 — $6.00, an increase of more than 30 percent compared to 2010 net income per diluted share of $4.51. The prior outlook for net income per diluted share was $5.85 — $6.00.
Due to the merger agreement entered into with UTC, the 2011 outlook now includes lower pre-tax income of $30 million, $19 million after-tax or $0.15 per diluted share, consisting of $14 million of transaction-related costs for third party fees as well as $16 million of increased share-based compensation expenses related to the increased share price.
Our 2011 outlook also includes the following, which are largely unchanged from our previous outlook:
•
Pre-tax costs related to plant closure decision announced in June 2011 of approximately $23 million, $14 million after-tax or $0.11 per diluted share and pre-tax and after-tax costs of approximately $8 million, or $0.06 per diluted share, associated with the Microtecnica acquisition that closed in May 2011. These costs are included in the segment operating income for Actuation and Landing Systems and were included in our prior outlook.

•	Pre-tax income of approximately $35 million related to agreements reached with a customer for previously unresolved and ongoing pricing and reimbursement of certain non-recurring costs.
•
Lower worldwide pre-tax pension expense of approximately $78 million, $49 million after-tax or $0.39 per diluted share. For 2011, the company continues to expect total worldwide pre-tax pension expense of approximately $84 million, compared to $162 million in 2010.

•	A full-year effective tax rate of approximately 30 percent for 2011.

For 2011, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787, Airbus A350 XWB and A320neo, Bombardier CSeries and Mitsubishi Regional Jet (MRJ) aircraft programs, fixed assets and working capital to support announced production rate increases associated with the Boeing 737 and Airbus A320 aircraft, and competitive cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2011 to be in a range of $300 — $350 million and pre-tax worldwide pension plan contributions to be approximately $100 million.
The 2011 outlook does not include any potential acquisitions or divestitures.
The supplemental discussion and tables that follow provide more detailed information about the third quarter 2011 segment results.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB, A320neo and A380, the Boeing 787, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to maintain profitability on the aerostructures 787 OE contract with Boeing;
•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787, the Airbus A380 and A350 XWB aircraft programs, and major military programs, including the Northrop Grumman Joint STARS re-engining program and the Lockheed Martin F-35 Lightning II;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;
•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions and the successful implementation of any announced actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts;
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities;

•
uncertainties and business impacts associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction; and

•	the potential impact of litigation relating to the proposed transaction with United Technologies.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended September 30, 2011 Compared with Quarter Ended September 30, 2010

	Quarter Ended September 30,
			%	% of Sales
	2011	2010	Change	2011	2010
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$733.0	$631.1	16%
Nacelles and Interior Systems	705.1	582.7	21%
Electronic Systems	594.5	534.2	11%

Total Sales	$2,032.6	$1,748.0	16%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$97.1	$79.5	22%	13.2%	12.6%
Nacelles and Interior Systems	191.1	136.8	40%	27.1%	23.5%
Electronic Systems	104.7	86.3	21%	17.6%	16.2%

Segment Operating Income	$392.9	$302.6	30%	19.3%	17.3%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the third quarter 2011 increased from the third quarter 2010 primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $40 million, primarily in our landing gear and actuation systems businesses;
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $33 million, primarily in our aircraft wheels and brakes business;
•	Higher other aerospace and non-aerospace sales of approximately $22 million, primarily in our actuation systems and engine components businesses; and
•
Higher regional, business and general aviation airplane OE sales of approximately $9 million, primarily in our actuation systems business, including incremental sales associated with the Microtecnica acquisition.

Actuation and Landing Systems segment operating income for the third quarter 2011 increased from the third quarter 2010 primarily as a result of the following:
•	Higher sales volume and favorable product mix across most businesses resulting in higher income of approximately $8 million;
•	Favorable pricing partially offset by higher operating costs across most businesses, which resulted in higher income of approximately $8 million; and
•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $6 million; partially offset by
•	Lower income of approximately $5 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2010.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the third quarter 2011 increased from the third quarter 2010 primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $57 million, primarily in our aerostructures and interiors businesses;
•
Higher regional, business and general aviation airplane OE sales of approximately $32 million, primarily in our aerostructures and interiors businesses, including sales associated with the DeCrane acquisition in September 2010;

•	Higher large commercial, regional, business, and general aviation airplane aftermarket sales of approximately $22 million, primarily in our aerostructures and interiors businesses; and
•	Higher defense and space OE and aftermarket sales of approximately $11 million, primarily in our interiors and aerostructures businesses.
Nacelles and Interior Systems segment operating income for the third quarter 2011 increased from the third quarter 2010 primarily due to the following:
•	Favorable pricing and lower operating costs, primarily in our aerostructures business, which resulted in higher income of approximately $19 million;
•	Higher income of approximately $19 million related to revisions in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2011; and
•	Higher sales volume and favorable product mix which resulted in higher income of approximately $18 million, primarily in our aerostructures and interiors businesses.

Electronic Systems: Electronic Systems segment sales for the third quarter 2011 increased from the third quarter 2010 primarily due to the following:
•	Higher defense and space OE and aftermarket sales across all businesses of approximately $40 million;
•
Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $15 million, primarily in our engine control and electrical power systems and sensors and integrated systems businesses;

•	Higher large commercial airplane OE sales of approximately $7 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses; and
•
Higher regional, business, and general aviation airplane OE sales of approximately $7 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses; partially offset by

•	Lower other aerospace and non-aerospace sales of approximately $8 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses.
Electronic Systems segment operating income for the third quarter 2011 increased from the third quarter 2010 primarily due to the following:
•	Higher sales volume and favorable product mix across most businesses, which resulted in higher income of approximately $16 million; and
•	Higher income of approximately $5 million related to changes in estimates for certain long-term contracts in our ISR business; partially offset by
•	Higher operating costs partially offset by favorable pricing, across most businesses, which resulted in lower income of approximately $4 million.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales	$2,032.6	$1,748.0	$5,929.9	$5,160.7
Operating costs and expenses:
Cost of sales	1,372.5	1,206.9	4,067.2	3,584.1
Selling and administrative costs	308.6	280.0	908.0	819.2

	1,681.1	1,486.9	4,975.2	4,403.3

Operating Income	351.5	261.1	954.7	757.4
Interest expense	(35.0)	(34.9)	(104.1)	(102.0)
Interest income	0.2	0.4	0.8	0.8
Other income (expense) — net	(16.7)	(3.6)	(26.7)	(14.4)

Income from continuing operations before income taxes	300.0	223.0	824.7	641.8
Income tax expense	(96.7)	(61.7)	(246.5)	(206.6)

Income From Continuing Operations	203.3	161.3	578.2	435.2
Income from discontinued operations — net of income taxes	—	0.1	—	1.4

Consolidated Net Income	203.3	161.4	578.2	436.6
Net income attributable to noncontrolling interests	(2.2)	(1.2)	(5.7)	(6.2)

Net Income Attributable to Goodrich	$201.1	$160.2	$572.5	$430.4

Amounts Attributable to Goodrich:
Income from continuing operations	$201.1	$160.1	$572.5	$429.0
Income from discontinued operations — net of income taxes	—	0.1	—	1.4

Net Income Attributable to Goodrich	$201.1	$160.2	$572.5	$430.4

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.59	$1.26	$4.51	$3.38
Discontinued operations	—	—	—	0.01

Net Income Attributable to Goodrich	$1.59	$1.26	$4.51	$3.39

Diluted Earnings Per Share:
Continuing operations	$1.57	$1.25	$4.48	$3.35
Discontinued operations	—	—	—	0.01

Net Income Attributable to Goodrich	$1.57	$1.25	$4.48	$3.36

Dividends Declared Per Common Share	$0.29	$0.27	$0.87	$0.81

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales:
Actuation and Landing Systems	$733.0	$631.1	$2,154.0	$1,852.3
Nacelles and Interior Systems	705.1	582.7	2,050.3	1,715.9
Electronic Systems	594.5	534.2	1,725.6	1,592.5

Total Sales	$2,032.6	$1,748.0	$5,929.9	$5,160.7

Operating Income:
Actuation and Landing Systems	$97.1	$79.5	$260.1	$209.4
Nacelles and Interior Systems	191.1	136.8	526.6	407.0
Electronic Systems	104.7	86.3	285.5	252.2

Total Segment Operating Income (1)	392.9	302.6	1,072.2	868.6

Corporate General and Administrative Expenses	(37.3)	(37.9)	(104.9)	(99.5)
ERP Costs	(4.1)	(3.6)	(12.6)	(11.7)

Total Operating Income	$351.5	$261.1	$954.7	$757.4

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	13.2%	12.6%	12.1%	11.3%
Nacelles and Interior Systems	27.1%	23.5%	25.7%	23.7%
Electronic Systems	17.6%	16.2%	16.5%	15.8%

Total Segment Operating Income as a Percent of Sales	19.3%	17.3%	18.1%	16.8%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2011	2010	2011	2010
Numerator
Income from continuing operations attributable to Goodrich	$201.1	$160.1	$572.5	$429.0
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$198.4	$157.8	$564.6	$423.0

Denominator
Weighted-average shares	125.1	125.3	125.1	125.2
Effect of dilutive securities	1.0	1.1	1.0	1.2

Adjusted weighted-average shares and assumed conversion	126.1	126.4	126.1	126.4

Per share income from continuing operations
Basic	$1.59	$1.26	$4.51	$3.38

Diluted	$1.57	$1.25	$4.48	$3.35

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2011	2010
Current Assets
Cash and cash equivalents	$571.8	$798.9
Accounts and notes receivable — net	1,421.0	1,102.7
Inventories — net	2,791.8	2,449.4
Deferred income taxes	166.6	158.3
Prepaid expenses and other assets	60.5	68.1
Income taxes receivable	—	93.7

Total Current Assets	5,011.7	4,671.1

Property, plant and equipment — net	1,552.3	1,521.5
Goodwill	1,993.5	1,762.2
Identifiable intangible assets — net	951.0	675.8
Deferred income taxes	15.9	16.4
Other assets	721.3	624.6

Total Assets	$10,245.7	$9,271.6

Current Liabilities
Short-term debt	$13.3	$4.1
Accounts payable	715.4	514.0
Accrued expenses	1,088.6	1,041.8
Income taxes payable	117.4	2.9
Deferred income taxes	30.0	28.1
Current maturities of long-term debt and capital lease obligations	1.3	1.5

Total Current Liabilities	1,966.0	1,592.4

Long-term debt and capital lease obligations	2,391.7	2,352.8
Pension obligations	512.1	556.7
Postretirement benefits other than pensions	274.1	296.9
Long-term income taxes payable	136.0	150.7
Deferred income taxes	570.9	431.2
Other non-current liabilities	563.3	503.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 149,625,568 shares at September 30, 2011 and 148,213,331 shares at December 31, 2010 (excluding 14,000,000 shares held by a wholly owned subsidiary)	748.1	741.1
Additional paid-in capital	1,849.3	1,751.2
Income retained in the business	2,989.3	2,527.2
Accumulated other comprehensive income (loss)	(692.5)	(676.1)
Common stock held in treasury, at cost (24,421,961 shares at September 30, 2011 and 23,259,865 shares at December 31, 2010)	(1,098.2)	(996.5)

Total Shareholders’ Equity	3,796.0	3,346.9
Noncontrolling interests	35.6	40.9

Total Equity	3,831.6	3,387.8

Total Liabilities And Equity	$10,245.7	$9,271.6

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating Activities
Consolidated net income	$203.3	$161.4	$578.2	$436.6
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	—	(0.1)	—	(1.4)
Restructuring and consolidation:
Expenses	4.3	0.7	24.8	0.7
Payments	(3.6)	(1.2)	(7.5)	(5.4)
Pension and postretirement benefits:
Expenses	27.2	45.1	76.4	135.2
Contributions and benefit payments	(13.5)	(21.4)	(102.3)	(151.2)
Depreciation and amortization	78.8	70.2	228.7	205.1
Excess tax benefits related to share-based payment arrangements	(3.0)	(2.6)	(13.4)	(15.5)
Share-based compensation expense	30.9	21.0	77.4	54.2
Deferred income taxes	5.2	(9.8)	3.2	(2.0)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	21.3	(18.8)	(270.1)	(108.9)
Inventories, net of pre-production and excess-over-average	(33.1)	(13.3)	(112.0)	(12.9)
Pre-production and excess-over-average inventories	(110.3)	57.2	(178.2)	(73.3)
Other current assets	(4.4)	(5.8)	3.2	(3.4)
Accounts payable	20.9	(3.3)	132.9	40.7
Accrued expenses	(14.9)	(31.8)	(14.2)	(19.0)
Income taxes payable/receivable	60.1	11.6	200.6	78.0
Other assets and liabilities	(21.4)	(6.7)	(42.3)	(52.1)

Net Cash Provided By Operating Activities	247.8	252.4	585.4	505.4

Investing Activities
Purchases of property, plant and equipment	(79.5)	(48.0)	(177.5)	(99.6)
Proceeds from sale of property, plant and equipment	0.4	0.8	0.6	0.9
Net payments made for acquisitions, net of cash acquired	(54.5)	(281.0)	(503.3)	(342.6)
Investments in and advances to equity investees	(0.5)	(0.5)	(1.5)	(1.5)

Net Cash Used In Investing Activities	(134.1)	(328.7)	(681.7)	(442.8)

Financing Activities
Increase (decrease) in short-term debt, net	(21.6)	(8.9)	(26.9)	8.9
Proceeds (repayments) of long-term debt and capital lease obligations	(0.3)	598.3	30.8	598.2
Proceeds from issuance of common stock	10.6	11.9	43.2	64.9
Purchases of treasury stock	(0.8)	(14.2)	(101.7)	(86.8)
Dividends paid	(36.7)	(34.3)	(74.1)	(102.6)
Excess tax benefits related to share-based payment arrangements	3.0	2.6	13.4	15.5
Distributions to noncontrolling interests	(2.9)	(0.6)	(11.0)	(11.9)

Net Cash Provided By (Used In) Financing Activities	(48.7)	554.8	(126.3)	486.2

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.2)	(0.3)	(0.6)
Net cash provided by (used in) investing activities	—	—	—	—
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.2)	(0.3)	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(11.1)	6.6	(4.2)	(7.9)

Net increase (decrease) in cash and cash equivalents	53.8	484.9	(227.1)	540.3
Cash and cash equivalents at beginning of period	518.0	866.4	798.9	811.0

Cash and cash equivalents at end of period	$571.8	$1,351.3	$571.8	$1,351.3

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2011	2010	2011	2010
Preliminary Income Statement Data:

Net Interest Expense	$(34.8)	$(34.5)	$(103.3)	$(101.2)

Other Income (Expense), Net:	$(16.7)	$(3.6)	$(26.7)	$(14.4)

- Merger related expenses	(12.0)	—	(12.0)	—
- Retiree health care expenses related to previously owned business	(2.4)	(2.6)	(7.1)	(7.9)
- Expenses related to previously owned businesses	(3.2)	(0.9)	(7.7)	(5.2)
- Equity in affiliated companies	1.2	(0.4)	1.1	(1.2)
- Other — net	(0.3)	0.3	(1.0)	(0.1)

Preliminary Cash Flow Data:
Dividends paid	$(36.7)	$(34.3)	$(74.1)	$(102.6)

Depreciation and Amortization	$78.8	$70.2	$228.7	$205.1

- Depreciation	51.4	47.6	150.8	141.0
- Amortization	27.4	22.6	77.9	64.1

Net Cash Provided By Operating Activities	$247.8	$252.4	$585.4	$505.4
Purchases of Property, Plant and Equipment (Capital Expenditures)	(79.5)	(48.0)	(177.5)	(99.6)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$168.3	$204.4	$407.9	$405.8

	September 30,	December 31,
	2011	2010
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,434.3	$1,154.2

Short-term Debt	$13.3	$4.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.3	1.5
Long-term Debt and Capital Lease Obligations	2,391.7	2,352.8

Total Debt[2]	$2,406.3	$2,358.4
Cash and Cash Equivalents	571.8	798.9

Net Debt[2]	$1,834.5	$1,559.5

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.